EXHIBIT 23.02

      [Original printed on Pincock Allen & Holt letterhead]


                          July 17, 1996



Mr. John Bielun
Chief Financial Officer
Alta Gold Company
601 Whitney Ranch Road
Suite 10
Henderson, Nevada  89014

Dear Sirs:

          Pincock, Allen & Holt (PAH), a mining consulting firm based in Lakewood, Colorado, hereby consents to the incorporation by reference of our report entitled "Reserve Audit, Kinsley Mountain Gold Mine, Olinghouse Gold Project, Griffon Gold Project, and the Copper Flat Copper Project", dated March 15, 1996 into form S-3 of Alta Gold Company and all references to our firm included in or made part of Alta Gold Company's Annual Report or Form 10-K for the fiscal year ending December 31, 1995.

                              Sincerely,

                              PINCOCK, ALLEN & HOLT


                              /s/ K.M. Kolin
                              K.M. Kolin
                              Executive Vice President Operations

                                23
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